-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

  [_]Preliminary Proxy Statement         [_]Confidential, for Use of the
  [X]Definitive Proxy Statement             Commission Only (as permitted by
  [_]Definitive Additional Materials        Rule 14a-6(e)(2))
  [_]Soliciting Material Pursuant to
     (S) 240.14a-11(c) or (S) 240.14a-
     12

                              GART SPORTS COMPANY
               (Name of Registrant as Specified in its Charter)

                               Nesa E. Hassanein
                              Gart Sports Company
                                 1000 Broadway
                            Denver, Colorado 80203
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

  [X]No fee required.
  [_]$500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3)
  [_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies: ____

    (2) Aggregate number of securities to which transaction applies: _______

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: ________________________________

    (4) Proposed maximum aggregate value of transaction: ___________________

    (5) Total fee paid: ____________________________________________________

  [_]Fee paid previously with preliminary materials.

  [_]Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid: ____________________________________________

    (2) Form, Schedule or Registration Statement No.: ______________________

    (3) Filing Party: ______________________________________________________

    (4) Date Filed: ________________________________________________________

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                              GART SPORTS COMPANY
                              1001 Lincoln Street
                            Denver, Colorado 80203

                                  May 5, 2000

Dear Fellow Stockholders:

  You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Gart Sports Company ("Gart Sports" or the "Company"), to be held at 10:00 a.m. on Wednesday, June 14, 2000 at the executive offices of the Company, located at 1001 Lincoln Street, Denver, Colorado.

  The 2000 Annual Meeting will be devoted to: (1) the election of Directors of the Company who will hold office until the next Annual Meeting, and (2) such other matters that may properly come before the meeting or any adjournment thereof.

  Your vote is important! Be sure that your shares are represented and voted at the Annual Meeting, whether or not you plan to attend in person. If your Gart Sports shares are registered in your name, you may vote your shares by completing, signing and mailing your proxy card in the enclosed postage paid envelope. If your shares are held in the name of your broker, bank or other record holder, the record holder will instruct you how to vote those shares.

  The Company's 1999 Annual Report on Form 10-K, which is being sent to you along with the accompanying Proxy Statement, contains information about the Company and its financial performance.

  Directors and officers of the Company will be present to help host the Annual Meeting and to respond to any questions you may have. By attending the Annual Meeting, you will have the opportunity to hear the plans for our Company's future and to meet our officers.

                                          Kind Regards,

                                          /s/ John D. Morton

                              GART SPORTS COMPANY
                              1001 Lincoln Street
                             Denver, Colorado 80203

                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS

  The 2000 Annual Meeting of Stockholders of Gart Sports Company, a Delaware corporation (the "Company"), will be held at the executive offices of the Company, located at 1001 Lincoln Street, Denver, Colorado at 10:00 a.m., local time, on Wednesday, June 14, 2000, for the following purposes:

  1. To elect six Directors of the Company to the Board of Directors to serve until the next Annual Meeting of Stockholders; and

  2. To transact such other business as may properly come before the meeting.

  Stockholders of record of the Company's Common Stock, $.01 par value, at the close of business on May 5, 2000, are entitled to notice of and to vote at the meeting or any adjournment thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at the office of the Secretary of the Company, 1001 Lincoln Street, Denver, Colorado for at least ten days prior to the meeting and will also be available for inspection at the meeting.

  You are cordially invited to attend the Annual Meeting in person. All stockholders, whether or not they plan to attend the Annual Meeting, are requested to complete, date and sign the enclosed proxy card and return it promptly in the envelope provided for that purpose. If you are present in person at the Annual Meeting, you may revoke your proxy and vote in person as set forth in the Proxy Statement.

                                          By Order of the Board of Directors,
                                          /s/ Nesa E. Hassanein
                                          Nesa E. Hassanein
                                          Secretary

Denver, Colorado
May 5, 2000

                              GART SPORTS COMPANY
                              1001 Lincoln Street
                            Denver, Colorado 80203

                               ----------------

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                                 June 14, 2000

                               ----------------

                                 INTRODUCTION

  This proxy statement is furnished to stockholders of Gart Sports Company in connection with the solicitation of proxies by the Board of Directors for the 2000 Annual Meeting. Proxy materials, including this proxy statement and a proxy card, are being mailed to stockholders on or about May 9, 2000. All costs incurred in connection with this proxy solicitation will be borne by the Company.

Information about Voting

  Record Date. The record date for the 2000 Annual Meeting to be held on June 14, 2000 is May 5, 2000 (the "Record Date"). As of the Record Date, 7,480,978 shares of Common Stock, par value $.01 per share, of Gart Sports Company (the "Common Stock") were outstanding, each of which is entitled to one vote on each matter to be voted upon at the Annual Meeting. Only stockholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

  Quorum. The presence at the Annual Meeting, in person or by proxy, of stockholders holding a majority of the shares outstanding as of the Record Date will constitute a quorum.

  Proxy Voting. If you mark your voting instructions on your proxy card and sign and return it, the proxies, who are identified on the proxy card, will vote your shares as you instruct. If you sign and return your proxy card, but do not specify how your shares are to be voted, the proxies will vote your shares FOR the election of the six Director nominees.

  Other than the election of Directors, the Board of Directors does not know of any other matter that may be presented at the meeting. By signing and returning your proxy card, you authorize the proxies to exercise their discretion in voting on any other matter that may be presented for a vote.

  Green Equity Investors, L.P. ("GEI") owns a majority of the outstanding Common Stock, approximately 63.0%. Therefore, GEI has sufficient voting power to elect the nominees proposed by the Board of Directors. GEI has indicated its intention to vote its shares FOR the election of the six Director nominees and all other proposals contained in the Proxy Statement.

  You may revoke your proxy at any time before it is voted by delivering to the Secretary of Gart Sports Company, 1001 Lincoln Street, Denver, Colorado 80203 a written revocation notice, by submitting a subsequent valid proxy card or by voting in person at the Annual Meeting. Any notice of revocation sent to the Company must include the stockholder's name.

  Votes Required to Elect the Directors or Approve a Proposal. The six persons who receive the highest number of votes will be elected to the Board of Directors of the Company. Any other matter properly presented for a vote at the Annual Meeting will be approved if the number of shares voted in favor exceeds the number of shares voted in opposition.

  Abstentions and broker non-votes are each included in the determination of the number of shares present and voting. Abstentions and broker non-votes are tabulated separately. Abstentions are counted in tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted as votes cast for or against a particular proposal and therefore will have no effect in determining the outcome of the vote on a particular matter.

Annual Report

  The Company's 1999 Annual Report on Form 10-K is enclosed with these proxy materials.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

  The Board of Directors has nominated for re-election the following directors: John Douglas Morton, Jonathan D. Sokoloff, Jonathan A. Seiffer, Larry J. Hochberg, Gordon D. Barker and Peter R. Formanek. The entire Board of Directors is elected to serve until the next Annual Meeting of the Stockholders and until their successors have been elected and qualified. One vacancy remains on the Board which may be filled by the Board of Directors prior to the next Annual Meeting of Stockholders.

  If any candidate nominated in this Proxy Statement should for any reason become unavailable for election, proxies may be voted with discretionary authority for any substitute designated by the Board of Directors. Stockholders are not allowed to cumulate their votes in the election of Directors.

  The Board of Directors recommends that you vote "FOR" the election of the following six nominees, all of whom are currently serving as Directors of the Company. Certain information with respect to the Director nominees is set forth below:

Name                                  Age                Position
----                                  ---                --------
John Douglas Morton..................  49 President, Chief Executive Officer and
                                          Chairman of the Board
Jonathan D. Sokoloff.................  42 Director
Jonathan A. Seiffer..................  28 Director
Gordon D. Barker.....................  54 Director
Peter R. Formanek....................  56 Director
Larry J. Hochberg....................  62 Director

  John Douglas Morton. Mr. Morton became President, Chief Executive Officer and Chairman of the Board in May 1995. Mr. Morton joined Gart Sports in 1986 as Division Manager of Gart Sports' Utah region. In 1988 he was promoted to Division Vice President of that region and in 1990 to Vice President of Operations for Gart Sports. In 1994 Mr. Morton was promoted to Executive Vice President of Gart Sports with responsibility for Stores, Distribution and Marketing. Prior to joining Gart Sports he served in various positions with Wolfe's Sporting Goods (a seven-store sporting goods retailer) from 1972 to 1980 including Merchandise Manager -- Ski, Camping, Golf and Tennis, Store Manager, and Operations Manager. From 1980 until joining Gart Sports he served as a District Manager for Malone and Hyde's sporting goods division (a 40-store retail sporting goods retailer). Mr. Morton has worked for over 30 years in the sporting goods retail industry.

  Jonathan D. Sokoloff. Mr. Sokoloff became a Director of the Company in April 1993. Mr. Sokoloff has been a partner of Leonard Green & Associates, L.P. ("LGA"), a merchant banking firm and the general partner of Green Equity Investors, L.P. ("GEI"), the holder of approximately 63.0% of the outstanding Common Stock, since 1990, and was employed at Drexel Burnham Lambert Incorporated from 1985 through 1990, most recently as a managing director. He has been an executive officer and equity owner of Leonard Green & Partners, L.P. ("LGP"), a merchant banking firm affiliated with LGA, since its formation in 1994, and is also a director of Twinlab Corporation (a manufacturer and marketer of nutritional supplements), RiteAid Corporation (a national drug store chain) and several private companies.

  Jonathan A. Seiffer. Mr. Seiffer became a Director of the Company in December 1998. Since December 1997, Mr. Seiffer has been a vice president of LGP. From October 1994 until December 1997, Mr. Seiffer was an associate at LGP. Prior to October 1994, Mr. Seiffer was a member of the corporate finance department of Donaldson, Lufkin & Jenrette Securities Corporation. He is also a director of several private companies.

  Gordon D. Barker. Mr. Barker became a Director of the Company in April 1998. Mr. Barker was the Chief Executive Officer and a Director of Thrifty Payless Holdings, Inc. ("Thrifty Payless"), a subsidiary of RiteAid Corporation, from 1996 until its acquisition by RiteAid Corporation in 1997. He previously served in various capacities at Thrifty Payless since 1968, including as Chief Operating Officer from 1994 to 1996 and as President from 1994 to 1997. Mr. Barker is also a director of United Natural Foods (a distributor of natural food products) listed under the NASDAQ Exchange symbol UNFI. Mr. Barker also currently serves as C.E.O. of Snyder Drug Stores, a mid-western chain of approximately 150 corporate and affiliate drug stores.

  Peter R. Formanek. Mr. Formanek became a Director of the Company in April 1998. Mr. Formanek was co-founder of AutoZone Inc., a retailer of aftermarket automotive parts, and served as President and Chief Operating Officer of AutoZone Inc. from 1986 until his retirement in 1994. He currently is a director of The Perrigo Company, a manufacturer of store brand over-the-counter drug products and vitamins, and Borders Group, Inc., the second largest operator of book superstores and the largest operator of mall-based bookstores in the United States.

  Larry J. Hochberg. Mr. Hochberg became a Director of the Company in April 1998. Mr. Hochberg served as a Director of Sportmart from the time he co-founded it in 1970 until Sportmart's acquisition by Gart Sports in January 1998. Mr. Hochberg also co-founded Children's Bargain Town (now part of Toys "R" Us ) which he sold in 1969. Mr. Hochberg is a graduate of Northwestern University School of Law. He served on the Executive Committee and the Board of Directors of the International Mass Retailing Association from 1993 to 1998. Mr. Hochberg currently is National Chairman of the Unity Campaign for the United Jewish Committees.

                   INFORMATION ABOUT THE BOARD OF DIRECTORS
                            MEETINGS AND COMMITTEES

Board of Directors Meetings

  During fiscal 1999, the Board of Directors met five times and took action by unanimous written consent on two occasions. Each Director attended at least 75% of the meetings held during fiscal 1999.

Committees of the Board of Directors

  The Board of Directors has an Audit Committee and a Compensation Committee but does not currently have a Nominating Committee.

  Audit Committee. The members of the Audit Committee include Jonathan A. Seiffer and Gordon D. Barker. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of independent public accountants of the Company, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent public accountants, review and approve non-audit services of the independent public accountants, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the Company and review management's procedures and policies relative to the adequacy of the Company's internal accounting controls. During fiscal 1999, the Audit Committee had one meeting.

  Compensation Committee. The current members of the Compensation Committee are Jonathan D. Sokoloff, Larry J. Hochberg and Peter R. Formanek. The Compensation Committee establishes the compensation of the Company's executive officers and is active in reviewing salaries, bonuses and other forms of compensation for other officers and key employees of the Company. The Compensation Committee also administers and interprets the Company's stock option plans and has authority to determine which persons shall be granted options thereunder and the terms and conditions of the stock options granted. The Compensation Committee met two times and took action by unanimous written consent on one occasion in fiscal 1999. Only non-employee Directors may be members of the Compensation Committee.

Compensation of Directors

  Directors who are employees of the Company receive no separate compensation for serving as Directors. Mr. Sokoloff and Mr. Seiffer do not receive any compensation for serving as Directors. In March 1999, the Board of Directors approved compensation to be paid to Directors who are not employees of the Company as follows: options to purchase 10,000 shares of Common Stock upon joining the Board of Directors and $25,000 per year payable quarterly in the form of restricted shares or cash, at the election of the Director. The restricted shares are valued as of the last day of the fiscal quarter in which the Director attends at least one Board of Directors meeting. All Directors are reimbursed for their expenses incurred in attending meetings.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

  During fiscal 1999, Mr. Sokoloff, a non-employee Director, was a member of the Compensation Committee. Mr. Sokoloff is a partner of LGA, which provides management, consulting and financial planning services to the Company. See "Certain Relationships and Related Transactions" for a description of this arrangement and other relationships between the Company and entities controlled by Mr. Sokoloff.

                              EXECUTIVE OFFICERS

  Set forth below is certain information with respect to the executive officers of the Company other than Mr. Morton:

Name                     Age                            Position
----                     ---                            --------
Thomas T. Hendrickson...  45 Executive Vice President, Chief Financial Officer and Treasurer
Arthur S. Hagan.........  61 Senior Vice President -- Merchandising
James M. Van Alstyne....  39 Senior Vice President -- Merchandising
Michael McCaghren.......  40 Senior Vice President -- Chief Information Officer
Greg Waters.............  39 Senior Vice President -- Store Operations

  Thomas T. Hendrickson. Mr. Hendrickson became Executive Vice President, Chief Financial Officer and Treasurer of the Company in January 1998. Mr. Hendrickson previously served as the Executive Vice President and Chief Financial Officer of Sportmart which position he held since September 1996. He joined Sportmart in January 1993 as Vice President -- Financial Operations. In March 1993 he was named Chief Financial Officer of Sportmart and in March 1995 he was named Senior Vice President and Chief Financial Officer of Sportmart. From 1987 until joining Sportmart, Mr. Hendrickson was employed as the Vice President and Controller of Millers Outpost Stores.

  Arthur S. Hagan. Mr. Hagan became Senior Vice President -- Merchandising in January 1998. Mr. Hagan joined the Company in 1988 as the Company's Division Merchandise Manager for Golf, Tennis, Ski Clothing/Equipment and Garden Furniture and was promoted to Vice President -- Store Operations in 1995 and to Senior Vice President -- Store Operations in May 1997. He was President and owner of Hagan Sports Ltd. (a six-store sporting goods retailer acquired by the Company in 1987) and President and Chief Executive Officer of Aspen Leaf of Colorado, Inc. (a 12-store ski equipment and apparel retailer). Mr. Hagan has over 30 years retailing experience.

  James M. Van Alstyne. Mr. Van Alstyne became Senior Vice President -- Merchandising in April 2000. Mr. Van Alstyne joined the Company in 1986 as a Buyer and held that position until 1993. Mr. Van Alstyne returned to the Company in 1998 as Vice President Merchandising -- Hardlines and held that position until April 2000. Prior to rejoining the Company Mr. Van Alstyne served as Western Regional Sales Manager, National Sales Manager and then Vice President of Sales for the U.S., Latin America and Australia for Easton Sports, Inc. from 1993 to 1998.

  Michael McCaghren. Mr. McCaghren became Senior Vice President -- Chief Information Officer of the Company in February 1999. Prior to joining the Company, he was most recently Senior Vice President -- Systems, Merchandise Planning, Allocation and Replenishment, Logistics and Corporate Administration at Jumbo Sports (a sporting goods retailer) where he was employed from 1997 to 1999. Before joining Jumbo Sports, for approximately one year, Mr. McCaghren was National Director at GSI Outsourcing Inc., an information systems outsourcing subsidiary of ADP, Inc. From 1991 to 1996, he was Senior Vice President and Chief Information Officer of Eli Witt Company, a grocery wholesaler.

  Greg Waters. Mr. Waters joined the Company in April 1998 as Senior Vice President -- Store Operations. Prior to joining the Company, Mr. Waters served as the western Regional Vice President for The Sports Authority since 1994 and as a District Manager for The Sports Authority since 1991. Mr. Waters was employed by Herman's World of Sporting Goods from 1983 until 1991, most recently as a District Manager.

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth the information regarding the annual and long-term compensation for services rendered to the Company during each of the last two fiscal years to the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of January 29, 2000 (collectively, the "named executives").

                           SUMMARY COMPENSATION TABLE

                                                                    Long-Term
                                    Annual Compensation           Compensation
                                 -------------------------    -----------------------
                                                              Restricted   Securities
                          Fiscal                    Other       Stock      Underlying    All Other
    Name and Position      Year  Salary($) Bonus($)  ($)      Awards($)    Options(#) Compensation($)
    -----------------     ------ --------- -------- ------    ----------   ---------- ---------------
John Douglas Morton......  1999   407,492  214,038      --     828,125(1)    25,000         3,000(2)
 Chairman, President and   1998   400,000       --      --          --       54,000         3,000(2)
  Chief Executive Officer  1997   287,500  242,358      --          --       60,000         2,899(2)

Thomas T. Hendrickson(3).  1999   246,461  118,800  71,260(4)  409,094(1)    10,000            --
 Executive Vice            1998   240,000       --  87,362(4)       --       64,916       118,341(5)
  President,
  Chief Financial Officer
  and Treasurer
Greg Waters(6)...........  1999   190,480   75,750      --     165,625(1)     8,000            --
 Senior Vice President --  1998   151,675       --  69,305(4)       --       40,000            --
  Store Operations
Michael McCaghren (7)....  1999   179,038   75,000  39,569(4)       --       15,000            --
 Senior Vice President --
  Chief Information
  Officer
Arthur S. Hagan..........  1999   174,422   69,375      --     139,125(1)     2,000         1,273(2)
 Senior Vice President --  1998   170,000       --      --          --           --         2,098(2)
  Merchandising            1997   140,000   79,317      --          --       12,000         2,465(2)

--------
(1) Represents the market value of restricted shares granted during fiscal 1999 based on the closing price of $6.625 per share on March 16, 1999, the date of grant. These shares vest 100% on March 16, 2004, subject to the individuals continued employment by the Company.
(2) Represents contributions made by the Company on behalf of the named executives to its 401(k) Savings Plan.
(3) Mr. Hendrickson became Executive Vice President, Chief Financial Officer and Treasurer in January 1998.
(4) Represents reimbursement of relocation expenses.
(5) Includes $2,991 that represent contributions by the Company on behalf of Mr. Hendrickson to its 401(k) Savings Plan, The balance of $115,350 represents a payment made to Mr. Hendrickson pursuant to a change in control agreement he had with Sportmart. In addition, Mr. Hendrickson received a payment of $258,757 in January 1998 pursuant to the same change in control agreement.
(6) Mr. Waters became Senior Vice President -- Store Operations in April 1998.
(7) Mr. McCaghren became Senior Vice President -- Chief Information Officer in February 1999.

  The following table summarizes the options granted during the 1999 fiscal year to the named executives:

                          OPTION GRANTS IN FISCAL 1999

                                       Individual Grants
                         ---------------------------------------------
                                                                           Potential
                                                                          Realizable
                                                                       Value at Assumed
                                                                        Annual Rate of
                                                                             Stock
                          Number of   Percent of                             Price
                         Securities  Total Options                     Appreciation for
                         Underlying   Granted to                        Option Term(2)
                           Options   Employees in  Exercise Expiration -----------------
          Name           Granted (1)     1999       Price      Date       5%      10%
          ----           ----------- ------------- -------- ---------- -------- --------
John Douglas Morton.....   25,000        10.7%      $6.625   3/16/09   $104,161 $263,964
Thomas T. Hendrickson...   10,000         4.3%      $6.625   3/16/09   $ 41,664 $105,585
Greg Waters.............    8,000         3.4%      $6.625   3/16/09   $ 33,331 $ 84,468
Michael McCaghren.......   15,000         6.4%      $6.625   3/16/09   $ 62,496 $158,378
Arthur S. Hagan.........    2,000         0.9%      $6.625   3/16/09   $  8,333 $ 21,117

--------
(1) These options were granted under the Company's 1994 Management Equity Plan described below.
(2) Based upon the estimated fair value of the Common Stock on the date of grant and assumed appreciation over the term of the options at the respective annual rates of stock appreciation shown. Potential gains are net of the exercise price but before taxes associated with the exercise.

   The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of the Common Stock. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company and overall market conditions. The actual value realized may be greater or less than the potential realizable value set forth in the table.

  The following table sets forth certain information regarding the number and value of unexercised options held by the named executives at January 29, 2000:

                        JANUARY 29, 2000 OPTION VALUES

                              Number of Securities
                             Underlying Unexercised     Value of unexercised
                             Options at January 29,    In-the-Money options at
                                      2000              January 29, 2000 (1)
                            ------------------------- -------------------------
       Name                 Exercisable Unexercisable Exercisable Unexercisable
       ----                 ----------- ------------- ----------- -------------
John Douglas Morton........   142,000      133,000     $173,664      $49,781
Thomas T. Hendrickson......    23,429       51,487     $     --      $ 1,250
Greg Waters................     8,000       40,000     $     --      $ 1,000
Michael McCaghren..........        --       15,000     $     --      $ 1,875
Arthur S. Hagan............    30,000       16,000     $ 40,824      $11,266

--------
(1) Represents the value of the shares of Common Stock subject to outstanding options, based on the market value of $6.75 per share at January 29, 2000, less the aggregate option exercise price.

                     REPORT OF THE COMPENSATION COMMITTEE

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee and the Performance Graph shall not be incorporated by reference into any such filing.

  The Compensation Committee of the Board of Directors, composed of outside directors of the Board of Directors of the Company, reviews the performance of the Company's executive officers, determines the compensation of the Company's executive officers and is active in reviewing salaries, bonuses and other forms of compensation for other officers and key employees of the Company. The Compensation Committee is empowered by the Board to award stock options, grants of restricted shares of Common Stock or permitted purchases of Common Stock to key employees of the Company.

  The Compensation Committee has access to independent compensation data and is authorized, if determined appropriate in any particular case, to engage outside compensation consultants.

  The objectives of the Compensation Committee are to support the achievement of desired Company performance, to provide compensation and benefits that will attract and retain superior talent and reward performance and to fix a portion of compensation to the outcome of the Company's performance.

  The executive compensation program is generally composed of base salary, bonuses based upon the Company's achievement of a target level of earnings before income taxes plus interest expense and other financing costs and depreciation and amortization ("EBITDA") and long-term incentives in the form of stock options, restricted stock grants and permitted stock purchases.

  Base Salaries. Base salaries for the Company's executive officers are competitively set relative to salaries of officers of companies comparable in business and size included in the Standard & Poor's Retail Index. In each instance, base salary takes into account individual experience and performance specific to the Company. The Compensation Committee generally attempts to provide compensation approximating the median of comparable companies. Except for increases associated with promotions or increased responsibility, increases in base salaries for executive officers of the Company from year to year are limited to adjustments to reflect increases in the rate of inflation.

  The Compensation Committee is aware that the Internal Revenue Code of 1986, as amended (the "Code"), treats certain elements of executive compensation in excess of $1 million a year as an expense not deductible by the Company for federal income tax purposes. For the fiscal year ended January 29, 2000, no executive officer's compensation exceeded the cap on deductibility. To the extent compensation to an executive officer exceeds the cap in the future, the Compensation Committee will consider the facts and circumstances at that time to reach a determination regarding the impact of the cap on such compensation.

  Bonus Plan. Bonuses for executive officers and certain other officers and members of the Company's target bonus management team are paid pursuant to the Company's Bonus Plan (the "Bonus Plan"). The purpose of the Bonus Plan is to provide an incentive for executives and other key employees of the Company and to reward them in relation to the degree to which specified earnings goals are achieved. Under the Bonus Plan, eligible employees are awarded cash bonuses based upon the Company's achievement of a target level of EBITDA ("Target EBITDA") established each year by the Compensation Committee. The amount of each individual's cash bonus, as determined by the Compensation Committee, is a percentage of salary ranging from a maximum of 70% (for the Chief Executive Officer) to 10% depending on position, if the Company achieves 100% of Target EBITDA. Bonuses can also be increased by up to 75% if Target EBITDA is exceeded. The Company achieved 75% of the Target EBITDA for fiscal 1999 and bonuses were awarded based on the percent of Target EBITDA achieved. The Board of Directors may choose to continue, amend or terminate the Bonus Plan in future years after 1999.

  Management Equity Plan. The Compensation Committee administers the Company's 1994 Management Equity Plan, as amended (the "Management Equity Plan"). Under the terms of the Management Equity Plan, the Compensation Committee may award key employees (including officers and directors who are employees) of the Company or its subsidiaries (i) grants of Common Stock ("Grant Shares"), (ii) permitted purchases of Common Stock ("Purchased Shares"), or (iii) options to purchase shares of Common Stock, or any combination of the foregoing as determined by the Compensation Committee. 1,750,000 shares of Common Stock have been reserved for issuance pursuant to awards that may be granted under the Management Equity Plan. Awards covering 1,371,414 shares are outstanding as of May 5, 2000.

  The Compensation Committee believes that employee equity ownership provides significant additional motivation to maximize value for the Company's stockholders and, therefore, periodically grants stock options to the Company's employees, including executive officers. Stock options are granted typically at prevailing market price and, therefore, will only have value if the Company's stock price increases over the exercise price. The Compensation Committee believes that the grant of stock options provides a long-term incentive to such persons to contribute to the growth of the Company and establishes a direct link between compensation and stockholder return, measured by the same index used by stockholders to measure Company performance. The terms of options granted, including number of shares, vesting, exercisability and option term, are determined by the Compensation Committee, based upon the position and responsibilities of each employee, historical and expected contributions of each employee, previous option grants to each employee and a review of competitive equity compensation for executive officers of similar rank in companies that are comparable to the Company's industry and size.

  In the case of Stock Options, the Compensation Committee has the authority to determine whether such stock options shall be intended as "incentive stock options" ("ISOs") or "non-incentive" or "nonqualified" Stock Options under
Section 422 of the Code. No more than 600,000 of the 1,750,000 aggregate shares allocated to awards under the Management Equity Plan shall be subject to the ISOs outstanding at any time. Stock options may be transferred by an optionee during his or her lifetime only to the extent permitted by the Compensation Committee.

  Compensation of Chief Executive Officer. The compensation package of Mr. Morton, the Company's President and Chief Executive Officer, was determined in accordance with the principles described above. In 1999, Mr. Morton received a base salary of $407,492. The Compensation Committee also approved grants of 25,000 stock options and 125,000 shares of restricted stock to Mr. Morton in 1999. In addition, Mr. Morton receives certain other customary perquisites and benefits. The Compensation Committee approved Mr. Morton's total compensation based on the following factors, in order of importance to the Compensation
Committee: (i) improvement in the financial performance of the Company, (ii) Mr. Morton's efforts in connection with the integration of the operations of Sportmart, and (iii) the Company's comparative performance with other companies in its industry.

                                          COMPENSATION COMMITTEE MEMBERS

                                          Jonathan D. Sokoloff
                                          Peter R. Formanek
                                          Larry J. Hochberg

Compensation and Severance Agreements and Plans

  Change in Control Severance Agreements. The Company is party to a change in control severance agreement with most of its officers, including Mr. Morton and each of the other executives named in the Summary Compensation Table.

  The Company entered into change in control severance agreements dated October 21, 1998 (the "Severance Agreements"), with most of the executive officers of the Company. The Severance Agreements provide that the officer is entitled to a severance payment in the event a transaction resulting in a change in control occurs and, within one year from the date of the transaction, either the employee's employment is terminated (other than for cause) or the employee resigns for "good reason" (as defined in the Severance Agreements). The severance payments consist of (i) payment, in one lump sum, of an amount equal to the employee's base salary for a certain specified severance period (three years for the President of the Company, two years for the Executive Vice President, one and one-half years for Senior Vice Presidents, and one year for Vice Presidents), (ii) payment of the "on plan" bonus amount for the fiscal year in which termination of employment occurs, multiplied by the applicable severance period for the officer, (iii) certain medical, dental, life and other insurance benefits for the applicable severance period, and (iv) any automobile provided to the employee by the Company. After a transaction resulting in a change in control occurs, an officer of the Company may resign for "good reason" and receive his or her severance payment if the employee's base salary or bonus is reduced, responsibilities and position are reduced or the employee is required to work at a location more than 30 miles from the Company's current executive offices.

  In connection with entering into the Severance Agreements, the Company agreed to accelerate the vesting of stock options or restricted shares granted to employees if the employee becomes entitled to receive a severance payment under his or her Severance Agreement. The employee would then have one year in which to exercise the stock options. After one year, the stock options would terminate.

  Employee Benefit Plan. Gart Sports maintains a defined contribution profit sharing plan (the "Employee Plan") that includes a 401(k) plan feature for all eligible employees. The Employee Plan permits eligible employees to make tax deferred contributions and provides for discretionary matching contributions by Gart Sports as determined by the Board of Directors. In fiscal 1999, Gart Sports' matching contributions were $300,000.

  Deferred Compensation Plan. During fiscal 1999, the Company began a nonqualified Deferred Compensation Plan (the "DCP") for certain members of management. Eligible employees may contribute a portion of base salary or bonuses to the plan annually. The DCP provides for additional matching contributions by the Company, with limitations similar to the Company's 401(k) plan, as well as discretionary contributions in an amount determined by the Company prior to the end of each plan year. The Company made no matching contributions to the DCP during 1999.

                               PERFORMANCE GRAPH

  The following graph shows a comparison of cumulative total returns for the Company, the NASDAQ Composite Index, the Standard & Poors Retail Index and a peer group of companies during the period commencing January 9, 1998 and ending on January 29, 2000. In reviewing this graph, stockholders should keep in mind the possible effect that the limited trading in the Common Stock may have had on the price of the Common Stock.

  The comparison assumes $100.00 was invested on January 9, 1998 and assumes the reinvestment of all dividends, if any. The peer group consists of the following publicly traded sporting goods retailers: Oshman's Sporting Goods, Inc., Sport Chalet, Inc., Hibbett Sporting Goods, Inc. and The Sports Authority, Inc. The peer group used in the Company's Proxy Statement for fiscal year 1998 included Just For Feet, Inc. which is no longer publicly traded as a result of its filing under the Bankruptcy Code. The Company did not replace Just For Feet, Inc. in its peer group.

                             [GRAPH APPEARS HERE]
                Gart Sports     NASDAQ Composite     S&P Retail     Peer
                  Company            Index              Index       Group
                -----------     ----------------     ----------    --------
1/9/98            100.00             100.00            100.00       100.00
1/31/98            94.64             107.73            105.36        95.81
8/1/98            117.86             124.56            137.46       113.89
1/30/99            49.11             166.70            171.45        49.03
7/31/99            46.88             175.52            170.29        49.02
1/29/00            48.21             258.58            168.63        38.88

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The table below sets forth certain information regarding beneficial ownership of Common Stock as of April 24, 2000, assuming the exercise of options exercisable within 60 days of the date thereof, with respect to: (i) each person or entity who owns of record or beneficially five percent or more of the Common Stock, (ii) each Executive Officer and each Director and (iii) all executive officers and Directors as a group. To the Company's knowledge, each of such stockholders has sole voting and investment power as to the shares shown unless otherwise noted.

Name and Address                                              Number   Percent
----------------                                             --------- -------
Green Equity Investors, L.P.(1)............................. 4,713,200  63.0%
 11111 Santa Monica Boulevard
 Suite 2000
 Los Angeles, CA 90025

John Douglas Morton(2)......................................   202,600   2.7

Thomas T. Hendrickson(3)....................................    44,301     *

Arthur S. Hagan(4)..........................................    45,400     *

James M. Van Alstyne(5).....................................     5,000     *

Greg Waters(6)..............................................    13,600     *

Michael McCaghren(7)........................................     3,000     *

Jonathan D. Sokoloff(1).....................................        --    --

Jonathan A. Seiffer.........................................       800     *

Gordon D. Barker(8).........................................    10,418     *

Peter R. Formanek(9)........................................    66,883     *

Larry J. Hochberg(10).......................................   479,987   6.4

Andrew S. Hochberg(11)......................................   267,449   3.6

All directors and executive officers as a group (12 persons) 1,133,107  14.6%

--------
  * Less than 1%.
 (1) GEI is a Delaware limited partnership, the general partner of which is LGA. The general partners of LGA are (i) Tardy-Green, Inc., a Delaware corporation the capital stock of which is wholly-owned by a trust of which Leonard I. Green is the co-trustee, (ii) Mr. Sokoloff, (iii) GANMAX, a California corporation the capital stock of which is beneficially owned by Gregory J. Annick and (iv) John G. Danhakl. Mr. Green, Mr. Sokoloff, Mr. Annick and Mr. Danhakl may be deemed to be beneficial owners of the shares of Common Stock held by GEI since they (or entities controlled by them) are general partners of LGA and also because they (whether through ownership interest or position) may be deemed to control LGA.
 (2) Includes 146,600 shares of Common Stock issuable upon the exercise of outstanding options.
 (3) Includes 31,925 shares of Common Stock issuable upon the exercise of outstanding options.
 (4) Includes 30,400 shares of Common Stock issuable upon the exercise of outstanding options.
 (5) Includes 5,000 shares of Common Stock issuable upon the exercise of outstanding options.
 (6) Includes 13,600 shares of Common Stock issuable upon the exercise of outstanding options.
 (7) Includes 3,000 shares of Common Stock issuable upon the exercise of outstanding options.
 (8) Includes 5,000 shares of Common Stock issuable upon the exercise of outstanding options.

 (9) Includes 21,200 shares of Common Stock held by Formanek Investment Trust with Peter R. Formanek as Beneficiary and trustee, 1,650 shares of Common Stock held by Peter R. Formanek as a minority Trustee of the Formanek Childrens Trust, and 5,000 shares of Common Stock issuable upon the exercise of outstanding options. Mr. Formanek disclaims beneficial ownership of the shares held by the Formanek Childrens Trust.
(10) Excludes 179,982 shares of Common Stock held by AH Investment Trust U/A/D 6/3/87 with Andrew S. Hochberg as Beneficiary, of which shares Larry J. Hochberg disclaims beneficial ownership. Excludes 18,158 shares of Common Stock held by AH Investment Trust II with Andrew S. Hochberg as beneficiary, of which shares Larry J. Hochberg disclaims beneficial ownership. Includes 366,811 shares of Common Stock held by Larry J. Hochberg as Trustee and Beneficiary of the Larry J. Hochberg Trust U/A/D 6/12/81. Includes 97,009 shares of Common Stock held by Larry J. Hochberg as Trustee and Beneficiary of the Larry J. Hochberg Revocable Trust U/A/D 6/12/81. Includes 3,216 shares of Common Stock held by Larry J. Hochberg as Trustee of the Andrew S. Hochberg Sub-Trust U/A/D 1/3/90. Includes 3,115 shares of Common Stock held by Larry J. Hochberg as Co-Trustee of the Hochberg Annual Gift Trust U/A/D 4/27/94. Includes 2,804 shares of Common Stock held by Larry J. Hochberg as Trustee of the Amy H. Lowenstein Sub-Trust U/A/D 1/3/90. Includes 5,000 shares of Common Stock issuable upon the exercise of outstanding options.
(11) Includes 179,982 shares of Common Stock held by AH Investment Trust U/A/D 6/3/87 with Andrew S. Hochberg as Beneficiary. Includes 18,158 shares of Common Stock held by AH Investment Trust II U/A/D 1/5/96 with Andrew S. Hochberg as Beneficiary. Includes 22,422 shares of Common Stock held by Andrew S. Hochberg as Trustee and Beneficiary of the Andrew S. Hochberg Revocable Trust U/A/D 7/9/87. Includes 3,216 shares of Common Stock held by Larry J. Hochberg as Trustee of the Andrew S. Hochberg Sub-Trust U/A/D 1/3/90. Includes 3,115 shares of Common Stock held by Andrew S. Hochberg's spouse as Co-Trustee of the Hochberg Annual Gift Trust U/A/D 4/27/94. Includes 11,279 shares of Common Stock held by the Andrew S. Hochberg 1995 Gift Trust, of which Andrew S. Hochberg's children are the beneficiaries. Includes 4,110 and 17,120 shares of Common Stock, respectively, held by the spouse and children of Andrew S. Hochberg. Includes 5,000 shares of Common Stock issuable upon the exercise of outstanding options.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock ("principal stockholders") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. Officers, directors and principal stockholders are required to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, all section 16(a) requirements applicable to directors, executive officers and principal stockholders have been complied with, except that a Form 4 for Peter R. Formanek was filed late.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with GEI

  Control by GEI. GEI currently owns approximately 63% of the outstanding Common Stock. GEI, whose general partner is LGA, led the acquisition of Thrifty Corporation ("Thrifty") in 1992, at which time the Company was a subsidiary of Thrifty. In 1994, Thrifty distributed all of the capital stock of the Company to Thrifty's stockholders. LGA is a private investment firm that initiates, structures and invests in acquisitions and recapitalizations of established public and private middle-market companies.

  Due to GEI's stock ownership in Gart Sports, GEI will continue to be able to control the Company, to elect the majority of the Board of Directors and to approve any action requiring stockholder approval, including adopting amendments to the Company's Certificate of Incorporation and approving or disapproving mergers or sales of all or substantially all of the assets of the Company. As a result of such control, GEI will be able to effectively control all of the Company's policy decisions. As long as GEI is a majority stockholder of the Company, third parties will not be able to obtain control of the Company through purchases of Common Stock not owned by GEI.

  Tax Sharing and Indemnification Agreements. The Company was a subsidiary of Thrifty, which was wholly owned by TCH Corporation ("TCH"), until 1994 and was included in TCH's consolidated federal income tax returns during that period. Under federal tax law, if the Company is included in a consolidated federal income tax return, it is severally liable for all the federal income tax liabilities with respect to such return, including tax liabilities not attributable to income of the Company ("Non-Company Taxes"). In order to allocate the tax liabilities among them, TCH and its subsidiaries, including Gart Bros., the Company's predecessor, entered into a Tax Sharing Agreement as of September 25, 1992. In general, the Tax Sharing Agreement provides that, so long as TCH is required to file consolidated federal income tax returns which include Gart Bros., Gart Bros. will be responsible for paying to TCH its Separate Tax Liability (as defined in the Tax Sharing Agreement) computed as a flat tax on its income at the highest marginal rate applicable to corporations under the various income tax systems provided under the Internal Revenue Code. Similarly, TCH will be required to reimburse Gart Bros. for the use of its tax attributes (i.e., net operating losses, capital losses or credits) to reduce federal income tax liability on a TCH consolidated federal income tax return. Similar provisions apply with respect to the filing of combined or consolidated state income or franchise tax returns and the payment of tax. Under the Tax Sharing Agreement, TCH will determine the reporting of all items on the TCH consolidated federal income tax returns and will be responsible for all audits and controversies. Separate Tax Liabilities of each member will be adjusted to reflect adjustments resulting from resolved audits or other controversies and appropriate payments or reimbursements will be made. On July 24, 1997, the IRS proposed adjustments to the 1992 and 1993 consolidated federal income tax returns of Gart Bros. and Thrifty. The proposed adjustments relate to the manner in which LIFO inventories were characterized on such returns. The Company recorded approximately $9.7 million as a long-term net deferred tax liability for the tax effect of the LIFO inventory basis difference. The IRS has asserted that this basis difference should be reflected in taxable income in 1992 and 1993. The Company has taken the position that the inventory acquired in connection with the acquisition of Thrifty was appropriately allocated to its inventory pools. The IRS has asserted the inventory was acquired at a bargain purchase price and should be allocated to a separate inventory pool and liquidated as inventory turns. Based on the Company's discussions with Thrifty, the Company believes the potential accelerated tax liability, which could have a negative effect on liquidity in the near term, ranges from approximately $2.5 million to $9.7 million. The range of loss from possible assessed interest charges resulting from the proposed adjustments range from approximately $580,000 to $3.3 million. The Company has accrued $1,100,000 for potential interest charges in its consolidated financial statements. No penalties are expected to be assessed relating to this matter. At January 29, 2000, the LIFO inventory and other associated temporary differences continue to be classified as long-term net deferred tax liabilities since final settlement terms have not been negotiated.

  Pacific Enterprises ("PE"), the former parent company of Thrifty, TCH and Big 5 Corporation, entered into a Tax Indemnity Agreement dated as of September 25, 1992 which sets forth the parties' agreements with respect to various tax matters and provides that PE will indemnify each member of the affiliated group of which TCH is the common parent (collectively, the "Thrifty Group") from specified liabilities and expenses imposed on or incurred by any member of the Thrifty Group in respect of federal income tax for all tax periods ending on or before September 25, 1992 and in respect of certain ERISA liabilities. Gart Bros. was a member of the Thrifty Group at the time the Tax Indemnity Agreement was entered into and continues to be subject to such agreement. Pursuant to the Tax Indemnity Agreement, each member of the Thrifty Group jointly and severally indemnified PE and each member of the Parent Group (as defined in the Tax Indemnity Agreement) against liabilities incurred as a result of a breach of the Tax Indemnity Agreement by TCH or any member of the Thrifty Group.

  In connection with the distribution of Common Stock to the stockholders of Thrifty (the "Distribution") and Thrifty's simultaneous acquisition of PayLess Drugstores Northwest, Inc. ("PayLess"), the Company and several other former subsidiaries of Thrifty (the "Former Subsidiaries") entered into an Indemnification and Reimbursement Agreement (the "Reimbursement Agreement") with Thrifty whereby the Former Subsidiaries have agreed to indemnify Thrifty for any tax-related expenses arising from the Distribution (in excess of $15 million) or the operation of the Former Subsidiaries businesses. The Reimbursement Agreement also provides that Thrifty will indemnify the Former Subsidiaries for any expenses arising from the operation of Thrifty's business on or before date of the Distribution. The Company has not received any notices of claims under the Reimbursement Agreement, and is unaware of any pending claim thereunder.

  Also in connection with the Distribution, the Company entered into an Indemnification Allocation Agreement (the "Allocation Agreement") with Thrifty and Michigan Sporting Goods Distributors, Inc. ("MC Sports"), another subsidiary of Thrifty, whereby the parties agree to separate and allocate among themselves the economic benefits of certain indemnification rights under the agreement whereby Thrifty was purchased from PE. The Company has not received any notices of claims under the Reimbursement Agreement, and is unaware of any pending claim thereunder.

  Management Services Agreement. The Company has entered into a Management Services Agreement with LGA, pursuant to which LGA receives an annual retainer fee of $500,000 plus reasonable expenses for providing certain management, consulting and financial planning services (the "LGA Management Fee"). The Company believes that the contacts and expertise provided by LGA in these areas enhance the Company's opportunities and management's expertise in these matters and that the fees to be paid to LGA fairly reflect the value of the services to be provided by LGA. In addition to the LGA Management Fee, the Management Services Agreement provides that LGA may receive reasonable and customary fees and reasonable expenses from time to time for providing financial advisory and investment banking services in connection with major financial transactions that may be undertaken in the future. The Management Services Agreement terminates on April 20, 2004.

Property Leases

  As of May 1, 2000, seven of the Company's Sportmart stores (Niles, Lombard, Calumet City, Schaumburg, Chicago (Lakeview), Merrillville, and North Riverside) and the No Contest stores in Ferguson, Missouri and Crestwood, Missouri were leased from partnerships or land trusts in which a majority of the beneficial interests are owned through various partnerships by Larry J. Hochberg, Andrew S. Hochberg and members of their family. A partnership in which members of the Hochberg family indirectly own the general partner and hold up to a one-third interest as limited partners owns the property on which the Chicago (River North), Illinois Sportmart store is located.

  In fiscal 1995, Sportmart decided to discontinue the operation of its No Contest division and to close its River North, Illinois location. Notwithstanding the discontinuance of No Contest operations and the closing of the River North location, the Company is still obligated on the leases for these locations. In connection with the Sportmart Acquisition, Gart Sports' operating subsidiary, Gart Bros. Sporting Goods Company, has guaranteed Sportmart's obligations under these leases. These locations are currently subleased.

  The aggregate lease payments (net of utilities, insurance, taxes and other common area costs) for the above locations paid by the Company during its 1999 fiscal year were approximately $2.9 million. The Company received sublease payments of approximately $0.5 million with respect to these locations during its 1999 fiscal year.

Consulting Agreements

  The Company had entered into consulting agreements with Larry J. Hochberg, formerly Sportmart's Chairman of the Board and a nominee for the Board of Directors for the Company, and Andrew S. Hochberg, formerly Sportmart's Chief Executive Officer, whereby for a period of one year following January 9, 1998, the date of the Company's acquisition of Sportmart, they were available to the Company for advice with respect to strategic and operational issues.

  Larry J. Hochberg was compensated for these services at an annual rate of $138,000 (50% of his annual base salary at Sportmart on September 26, 1997) and will receive lifetime medical benefits pursuant to the terms of his existing agreement with Sportmart. Andrew S. Hochberg was compensated for these services at an annual rate of $150,000 (50% of his annual base salary at Sportmart on September 26, 1997) and received paid family medical insurance coverage during the one year term of the consulting agreement and the six months following such term. The consulting agreements also provided that each consultant receive a severance benefit of 18 months' salary at his annual base salary on September 26, 1997. The severance benefit was paid in equal monthly installments over 18 months and ended in June 1999.

                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

  KPMG LLP has served as the Company's independent public accountants for the fiscal year ending January 29, 2000.

                    SUBMISSION OF PROPOSALS BY STOCKHOLDERS

  Any proposal that a stockholder may desire to present at the 2001 Annual Meeting must be received in writing by the Company at its principal offices in Denver, Colorado by the close of business on January 9, 2001.

                              PROXY SOLICITATION

  In addition to soliciting Proxies by mail, directors, executive officers and employees of the Company, without receiving additional compensation, may solicit Proxies by telephone, by telecopy or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Common Stock and the Company will reimburse such brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with forwarding such materials.

                                OTHER BUSINESS

  Management and the Board of Directors do not know of any business to be presented for consideration at the Annual Meeting other than that stated in the notice. It is intended, however, that the persons authorized under the Board's proxies may, in the absence of instructions to the contrary, vote or act in accordance with their judgment with respect to any other proposal properly presented for action at such meeting.

                      NOTICE TO BANKS, BROKER-DEALERS AND
                       VOTING TRUSTEES AND THEIR NOMINEES

  Please advise the Company whether other persons are the beneficial owners of the Shares for which proxies are being solicited from you, and, if so, the number of copies of this Proxy Statement and other soliciting materials you wish to receive in order to supply copies to the beneficial owners of the Shares.

  IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. BY RETURNING YOUR PROXY PROMPTLY YOU CAN HELP THE COMPANY AVOID THE EXPENSE OF FOLLOW-UP MAILINGS TO ENSURE A QUORUM SO THAT THE ANNUAL MEETING CAN BE HELD. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE A PRIOR PROXY IN PERSON AS SET FORTH IN THIS PROXY STATEMENT.

                                           BY ORDER OF THE BOARD OF DIRECTORS
                                                  /s/ Nesa E. Hassanein
                                                    Nesa E. Hassanein
                                                        Secretary

                              GART SPORTS COMPANY
  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GART SPORTS
                                    COMPANY

  The undersigned hereby appoints John Douglas Morton and Thomas T. Hendrickson, and each of them, as proxies for the undersigned, each with full power of appointment and substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of the $0.01 par value Common Stock of Gart Sports Company (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 14, 2000 (the "Meeting"), or at any postponements, continuations or adjournments thereof.

  This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted
(i) FOR the election of John Douglas Morton, Jonathan D. Sokoloff, Jonathan Seiffer, Gordon D. Barker, Peter R. Formanek and Larry J. Hochberg to the Board of Directors of the Company and (ii) on such other matters as may properly come before the Meeting.

1. Election of Directors

        [_] FOR all nominees              [_] WITHHOLD AUTHORITY to
            listed below                      vote for all nominees listed below
            (except as marked to the
             contrary below)

            John Douglas Morton               Gordon D. Barker
            Jonathan D. Sokoloff              Peter R. Formanek
            Jonathan Seiffer                  Larry J. Hochberg

    (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

-------------------------------------------------------------------------------
                            (Continued on other side)

                           (Continued from other side)

2. In their discretion, the proxies authorized to vote upon such other business as may properly come before the Annual Meeting or at any postponements, continuations or adjournments thereof.

  Please sign exactly as your name appears hereon. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign partnership name by authorized person. When signing as trustee, please give full title as such.

                                 DATED: _________________________________,2000

                                 ----------------------------------------------
                                 Authorized Signature

                                 ----------------------------------------------
                                 Title

 PLEASE MARK BOXES [X] IN INK. SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.